Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

September 7, 2010

Sara Lee Corporation

3500 Lacey Road

Downers Grove, IL 60515

Re:	Sara Lee Corporation

2.75% Notes due 2015

4.10% Notes due 2020

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (Registration No. 333-158504) (the “Registration Statement”) filed by Sara Lee Corporation, a Maryland corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing $400,000,000 aggregate principal amount of the Company’s 2.75% Notes due 2015 (the “2015 Notes”) and $400,000,000 aggregate principal amount of the Company’s 4.10% Notes due 2020 (together with the 2015 Notes, the “Notes”). The Notes are being issued under an Indenture, dated as of October 2, 1990 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We are familiar with (i) the Registration Statement, (ii) the Company’s prospectus dated April 9, 2009 included in the Registration Statement (the “Base Prospectus”), (iii) the Company’s prospectus supplement dated August 30, 2010 supplementing the Base Prospectus and relating to the Notes, (iv) the Indenture, (v) the Notes in global form, (vi) the executed Pricing Agreement, dated August 30, 2010 (the “Pricing Agreement”), among the Company and Banc of America Securities LLC and J.P. Morgan Securities, Inc., as representatives of the several underwriters named in Schedule I thereto, relating to the issuance and sale of the Notes, (vii) certain resolutions of the Board of Directors of the Company adopted on February 26, 2009, as certified by the Assistant Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the authorization of the

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Sara Lee Corporation

September 7, 2010

Registration Statement and the issuance and sale of the Notes, and (viii) certain resolutions of the Pricing Committee of the Board of Directors of the Company adopted on August 30, 2010, as certified by the Assistant Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the terms of the Notes and the issuance and sale of the Notes. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto, provided that we make no such assumption with respect to any of the matters covered by this clause (iii) insofar as any such matter relates to the Company and is expressly covered by our opinion set forth below. Without limitation to the foregoing, we have also assumed that the Trustee has become trustee under the Indenture in accordance with the applicable provisions thereof and such instruments and agreements (if any) as may have been required by the Indenture in connection with the appointment of the Trustee have been duly authorized, executed and delivered by the appropriate parties and are valid, binding and enforceable obligations or agreements, as the case may be, of such parties.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that when the Notes are duly executed by duly authorized officers of the Company, and duly authenticated by the Trustee, and when the Company’s corporate seal is affixed thereto, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor as contemplated by the Pricing Agreement, the Notes will constitute valid and legally binding obligations of the Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law).

This opinion letter is limited to the laws of the State of New York. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the State of Maryland, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or in each case as to any matters arising thereunder or relating thereto.

Sara Lee Corporation

September 7, 2010

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.

Very truly yours,

/s/ Sidley Austin LLP